Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GDS Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-222659) on Form F-3 of GDS Holdings Limited of our report dated October 19, 2020, with respect to the consolidated balance sheets of GDS Holdings Limited, as of June 30, 2020 and December 31, 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the six-month period ended June 30, 2020, and the related notes, which report appears in the Form 6-K of GDS Holdings Limited dated October 19, 2020.

Our report states that the accompanying consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the six-month period ended June 30, 2019, and the related notes, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ KPMG Huazhen LLP

Shanghai, China

October 19, 2020